Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the ordinary shares of PropertyGuru Group Limited, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 10, 2023.

Date: February 10, 2023
NEWS CORPORATION

	By:	/s/ Michael L. Bunder
	Name:	Michael L. Bunder
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

REA GROUP LTD

	By:	/s/ Tamara Kayser
	Name:	Tamara Kayser
	Title:	General Counsel & Company Secretary

REA ASIA HOLDING CO. PTY LTD

	By:	/s/ Tamara Kayser
	Name:	Tamara Kayser
	Title:	Company Secretary